Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

or

Michelle M. LeRoy

Investor Relations

(212) 297-1000

FOR IMMEDIATE RELEASE	DRAFT 4/20/2005 5:12 PM

GRAMERCY CAPITAL CORP. REPORTS

EARNINGS AND FFO OF $0.24 PER SHARE FOR THE

FIRST QUARTER-ENDED 2005

First Quarter Highlights

•                  Increased net income available to shareholders and FFO per share 60% over the previous quarter, from $0.15 to $0.24 per share

•                  Doubled net income available to shareholders and FFO to $4.6 million from $2.0 million in the previous quarter

•                  Generated total revenues of $10.7 million during the first quarter, an increase of more than 80% over the previous quarter

•                  Originated or acquired 26 separate investments totaling approximately $704.7 million, net of discounts, since inception

•                  Closed 11 separate investments during the first quarter, totaling approximately $281.0 million, net of discounts, thereby deploying substantially all of the proceeds from the $95.0 million private equity placement that closed in early January 2005

•                  Recognized a $413,000 gain from the sale of a senior interest in a first mortgage loan to an issuer of commercial mortgage backed securities

•                  Developing national footprint with investments in 29 states in virtually all major property types

•                  Increased quarterly dividend 47% from $0.15 to $0.22 per common share

Summary

NEW YORK, N.Y. – April 20, 2005 – Gramercy Capital Corp. (NYSE: GKK) today reported net income available to common shareholders and funds from operations (FFO) of $4.6 million, or $0.24 per share, for the quarter-ended March 31, 2005. The Company completed 11 separate investments totaling $281.0 million, net of discounts, and generated total revenues of $10.7 million during the first quarter. At March 31, 2005, total assets were $621.7 million, total liabilities were $352.3 million, and stockholders’ equity was $269.4 million.

Investment Activity

Since the initial public offering in August 2004, the Company has originated and closed 26 separate investments totaling approximately $704.7 million, which as of March 31, 2005 had a carrying value of $601.7 million after re-financings and net of fees, discounts, repayments, asset sales, and unfunded commitments of $51.9 million. These investments generated revenues of $10.7 million during the first quarter of 2005, more than double the previous quarter and reflecting continued growth in the portfolio.

Aggregate carrying values, allocation by product type and weighted average coupons of the Company’s investments as of March 31, 2005 were as follows:

	Investments	Allocation by Investment Type	Fixed Rate: Average Yield	Floating Rate: Average Spread over LIBOR
	($ in millions)
Investment Amount($in millions)	$601.7		$48.3	$553.4
Whole Loans / Senior Interests	$271.9	45%	—	342	bps
Subordinate Investments	238.5	40%	9.6%	635	bps
Mezzanine / Preferred Equity Investments	80.4	13%	14.5%	929	bps
Commercial Mortgage Backed Securities	10.9	2%	13.5%	—
Total / Average	$601.7	100%	10.8%	532	bps

Note:  Investments presented in the table are after re-financings and net of fees, discounts, repayments, asset sales and unfunded commitments.

The Company’s continued allocation of investment capital to whole loans and subordinate mortgage participations reflects Gramercy’s belief in the relative value of mortgage loans due to their attractive risk-adjusted returns as compared to mezzanine loans and preferred equity investments. The Company maintained asset-level investment yields for fixed rate and floating rate investments during the first quarter of 2005, which were 10.8% and LIBOR plus 532 basis points, respectively, up from 10.6%

and 526 basis points in the previous quarter, respectively. The weighted average first-dollar and last-dollar loan-to-value ratios for the Company’s investments were 38% and 72%, respectively, and the weighted average remaining term of the Company’s investments was approximately 2.1 years as of March 31, 2005. Both measures remained consistent with the previous quarter.

Operating Results

Investment income was $10.2 million for the quarter, nearly double investment income of $5.6 million posted for the previous quarter-ended December 31, 2004. Other income of $440,000 for the quarter-ended March 31, 2005, primarily represents the gain on sale recognized from the sale of a senior interest in a fixed rate first mortgage to an issuer of commercial mortgage backed securities. The Company expects to periodically sell whole loans, senior loan participations and pari passu interests in certain investments.

Interest expense of $2.8 million for the quarter-ended March 31, 2005, is primarily associated with outstanding balances on the Company’s credit facilities, which had a weighted average interest rate of LIBOR plus 207 basis points on March 31, 2005, a slight increase from the prior quarter reflecting a changed mix of investments.  Pursuant to existing management, outsourcing and servicing agreements, the Company paid fees of $1.7 million during the first quarter to affiliates of SL Green Realty Corp.  Marketing, general and administrative expenses of $1.6 million represented professional fees, insurance premiums and expenses associated with advertising, promotion and expansion of the Gramercy platform, and stock-based incentive compensation.

Funding and Liquidity

Gramercy held cash and cash equivalents of $4.4 million on March 31, 2005.  Substantially all cash proceeds from the private placement completed in January 2005 have been invested. As of March 31, 2005, outstanding debt totaled $342.3 million, resulting in a ratio of debt-to-total assets of 55%. The Company has remaining debt capacity of approximately $282.7 as of such date.

The Company intends to index-match investments and liabilities used to fund investments whenever possible. The Company will continue discussions with several institutional lenders regarding additional intermediate and long-term credit products that will enhance the diversification of its funding sources and further improve its ability to match the indices and duration of its investments and liabilities.

Dividends

The Board of Directors of Gramercy increased the quarterly dividend 47% from $0.15 to $0.22 per common share during the first quarter of 2005. The dividend was paid on April 15, 2005, to shareholders of record at the close of business on March 31, 2005. During 2004, the Board of Directors adopted a dividend policy under which it generally intends to distribute to its shareholders approximately 100% of the Company’s taxable income in the form of dividends.

Company Profile

Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial property throughout the United States. Gramercy Capital Corp. is headquartered in New York City.

Conference Call

The Company’s executive management team, led by Marc Holliday, President and Chief Executive Officer, will host a conference call and audio web cast on Thursday, April 21, 2005 at 2:00 p.m. EDT to discuss first quarter 2005 financial results. The conference call may be accessed by dialing 800-257-7087 (Domestic) or 303-262-2190 (International). No pass code is required. The live conference will be simultaneously broadcast in a listen-only mode on the Company’s web site at www.gramercycapitalcorp.com. A replay of the call will be available through Thursday, April 28, 2005 by dialing 800-405-3000 (Domestic) or 303-590-3000 (International), using pass code 11027746.

To review Gramercy’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.

Disclaimer

Non-GAAP Financial Measures

During the quarterly conference call, the Company may discuss non-GAAP financial measures as defined by SEC Regulation G. In addition, the Company has used non-GAAP financial measures in this press release. A reconciliation of each non-GAAP financial measure and the comparable GAAP financial measure (net income) can be found on page 8 of this release.

Forward-looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

Selected Financial Data

Gramercy Capital Corp.

Condensed Statement of Operations - Unaudited

(Amounts in thousands, except per share data)

For the Three Months Ended March 31, 2005
Revenues
Investment income	$10,250
Other income	440
Total revenues	10,690

Expenses
Interest expense	2,801
Management fees	1,668
Depreciation and amortization	22
Marketing, general and administrative	1,633
Total expenses	6,124

Income from continuing operations	4,566

Net income available to common stockholders	$4,566

Basic earnings per share:
Net income available to common stockholders	$0.24
Diluted earnings per share:
Net income available to common stockholders	$0.24

Basic weighted average common shares outstanding	18,833
Diluted weighted average common shares and common share equivalents outstanding	19,018

Gramercy Capital Corp.

Condensed Balance Sheets

(Amounts in thousands, except per share data)

	March 31, 2005	December 31, 2004
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$4,421	$39,094
Restricted cash	2,357	1,901
Loans and other lending investments, net	590,826	395,717
Commercial mortgage backed securities, net	10,921	10,898
Stock subscriptions receivable	—	60,445
Accrued interest	2,795	2,921
Deferred financing costs	3,802	2,044
Deferred costs	175	189
Derivative instruments, at fair value	1,092	249
Other assets	5,326	589
Total assets	$621,715	$514,047

Liabilities and Stockholders’ Equity:
Credit facilities	$342,291	$238,885
Management fees payable	1,588	416
Dividends and distributions payable	4,072	1,951
Accounts payable and accrued expenses	2,010	1,935
Other liabilities	2,357	1,901
Total liabilities	352,318	245,088

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, par value $0.001, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, par value $0.001, 100,000,000 shares authorized, 18,833,000 and 18,812,500 shares issued and outstanding at March 31, 2005 and December 31, 2004, respectively	$19	$19
Additional paid-in-capital	267,663	268,558
Accumulated other comprehensive income	1,121	282
Retained earnings	594	100
Total stockholders’ equity	269,397	268,959

Total liabilities and stockholders’ equity	$621,715	$514,047

Gramercy Capital Corp.

Reconciliation of Non-GAAP Financial Measures - Unaudited

(Amounts in thousands, except per share data)

For the Three Months Ended March 31, 2005

Net income available to common stockholders	$4,566
Add:
Depreciation and amortization	417
Less:
Amortization of deferred financing costs and depreciation on non-rental real estate assets	(417)
Funds from operations - basic	$4,566
Dividends on preferred shares	—
Funds from operations - diluted	$4,566

Funds from operations per share - basic	$0.24
Funds from operations per share - diluted	$0.24